Exhibit 99.1

FOR IMMEDIATE
RELEASE

Company Contact:	Investor Relations Contact:
Tommy Pruitt	James Palczynski
Senior Communications Director	Principal and Director
843.574.3866	ICR, Inc.
203.682.8229

Force Protection, Inc. files 2007 Form 10-K

—  Company intends to file all outstanding Form 10-Qs on or before September 30, 2008 —

Ladson, SC (September 15, 2008) — Force Protection, Inc. (NASDAQ: FRPT) today announced results for the full fiscal year ended December 31, 2007 and filed its Annual Report on Form 10-K for the year ended December 31, 2007 with the Securities and Exchange Commission.  The Company noted that this filing includes restated condensed consolidated financial statements for the periods ended March 31, 2007, June 30, 2007 and September 30, 2007.  Additionally, the Company stated that it intends to file separate amended Quarterly Reports on Form 10-Q for the first, second and third quarters of 2007 and Quarterly Reports on Form 10-Q for the first and second quarters of 2008 on or before September 30, 2008.

On September 12, 2008, the Company requested an extension from the Nasdaq Listing Qualifications Panel to file its Quarterly Reports on Form 10-Q for the first and second quarters of 2008 on or before September 30, 2008.

Also, the Company announced that it will hold a conference call with investors to discuss the 2007 and year-to-date 2008 results as well as its business outlook at 4:30 pm EDT on September 30th, which will be available to the public via webcast.

Michael Moody, President & Chief Executive Officer of Force Protection said, “We are pleased to have filed our Annual Report on Form 10-K in accordance with the extension of time granted by the Nasdaq Hearings Panel. Moreover, we look forward to filing our amended Quarterly Reports on Form 10-Q for the first, second and third quarters of 2007 and Quarterly Reports on Form 10-Q for the first and second quarters of 2008 on or before September 30, 2008 to comply with the Nasdaq continued listing requirements.  This will provide us with the opportunity to discuss the details of our current financial performance and business outlook with our shareholders during the September 30th conference call and webcast.”

For the year ended December 31, 2007, we reported net sales of $890.7 million, an increase of approximately 354% compared to the year ended December 31, 2006, for which we reported net sales of $196.0 million.

For the year ended December 31, 2007, we reported net income of $7.7 million, or $0.11 per share on a diluted basis, compared to the year ended December 31, 2006, for which we reported net income of $16.6 million, or $0.36 per share, on a diluted basis.  The reduction in net income and diluted earnings per share, despite the significant increase in revenues was due to a number of factors, including: a reduction in inventory to its net realizable value, a loss on firm commitments to acquire raw materials and supplies, a shift from an income tax benefit to income tax expense, significant increases in general and administrative expenses to support the rapid growth of the Company’s operations, an increase in research and development expenses,  manufacturing inefficiencies and a shift in revenue mix.  Additionally, the Company noted that its diluted earnings per share were affected by an increase in fully diluted weighted average common shares outstanding to approximately 68.4 million from the prior year’s 50.4 million.

For the year ended December 31, 2007, the Company delivered a total of 1,657 vehicles, including 1,165 Cougar MRAP competitive vehicles, 407 other Cougar variants, and 85 Buffalo route-clearance vehicles.  In comparison, for the year ended December 31, 2006, the Company delivered a total of 285 vehicles, of which 257 were Cougar variants and 28 Buffalos.  For the first six months of fiscal 2008, the Company delivered a total of 1,394 vehicles, including 1,308 Cougar MRAP competitive vehicles, 37 other Cougar variants, and 49 Buffalos.

The Company’s vehicle backlog, as of June 30, 2008 was 763 vehicles, including 412 Cougar MRAPs, 329 other Cougar variants, and 22 Buffalos.  In addition, the Company continues to have an expectation of significant levels of service and support work related to the fielded fleet of vehicles.

About Force Protection, Inc.

Force Protection, Inc. is an important American designer, developer and manufacturer of life saving survivability equipment, predominantly blast- and ballistic-protected wheeled vehicles currently deployed by the U.S. military and its allies to support armed forces and security personnel in conflict zones. The Company’s specialty vehicles, the Cougar, Buffalo and Cheetah, are designed specifically for reconnaissance, forward command and control, and urban operations and to protect their occupants from landmines, hostile fire, and improvised explosive devices (IEDs, commonly referred to as roadside bombs). The Company is one of the original developers and primary providers of vehicles for the U.S. military’s Mine Resistant Ambush Protected, or MRAP, vehicle program. For more information on Force Protection and its vehicles, visit www.forceprotection.net.

Safe Harbor Language

This press release contains forward looking statements that are not historical facts, including statements about our beliefs and expectations, these statements include our ability to maintain our Nasdaq listing, our ability to file reports with the SEC on or before September 30, 2008, and statements relating to our backlog.  These statements are based on beliefs and assumptions by Force Protection’s management, and on information currently available to management. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update any of them publicly in light of new information or future events. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statements. Examples of these factors include, but are not limited to, our ability to fulfill the above described orders on a timely basis, our ability to effectively manage the risks in our business; the reaction of the marketplace to the foregoing; and other risk factors and cautionary statements listed in the Company’s periodic reports filed with the Securities and Exchange Commission, including the risks set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

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